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                                                                      EXHIBIT 21


                      LIST OF SUBSIDIARIES OF THE COMPANY

 .   Datastream Systems International, Inc.
 .   Datastream FSC, Inc.
 .   SQL Systems Group, B.V.
 .   Datastream Systems, BV
 .   Datastream Systems (UK), Ltd.
 .   Sirlog, SA (Groupe Datastream)
 .   SQL Rapier France, Sarl
 .   SQL System Participaties, BV
 .   SQL Systems Deutschland, GmbH
 .   Datastream Systems, GmbH
 .   Datastream Insta Holding GmbH
 .   Insta Instandhaltung technischer Anlagen GmbH & Co. KG
 .   Asystum Participations, BV
 .   SQL Rapier France, SA
 .   SQL Products, BV
 .   SQL Products, NV
 .   Sikasso Pte Ltd.
 .   Datastream-SIS Pte Ltd.
 .   Datastream Systems Pty Ltd.
 .   Computec Sistemas S.A.
 .   Computec Sistemas Mexicana S.A. de C.V.